Exhibit 99

FOR IMMEDIATE RELEASE

For More Information:	David Achterkirchen
Corporate Secretary, Siliconix incorporated (NASDAQ NMS: SILI)
(415) 732-3717

Siliconix Announces Engagement of Lehman Brothers Inc. and Heller Ehrman LLP to Assist Siliconix Special Committee in Evaluating Vishay Tender Offer

SANTA CLARA, Calif., Mar 24, 2005 (BUSINESS WIRE) -- Siliconix incorporated (SILI), an 80.4% owned subsidiary of Vishay Intertechnology, Inc. (VSH), announced today that in anticipation of receipt of the proposed offer by Vishay to acquire all the outstanding shares of Siliconix that it does not currently own, the Special Committee of the Siliconix Board of Directors has engaged Lehman Brothers Inc. to provide financial advisory services in evaluating and implementing the determination of the Special Committee in connection with the tender offer when it is formally made. The Special Committee has also engaged Heller Ehrman LLP as legal counsel. As previously announced, the Special Committee of the Siliconix board of directors, in consultation with Lehman Brothers and Heller Ehrman, will carefully consider and evaluate Vishay’s unsolicited tender offer.

Siliconix is a leading manufacturer of power MOSFETs, power ICs, analog switches, and multiplexers for computers, cell phones, fixed communications networks, automobiles, and other consumer and industrial electronic systems. With 2004 worldwide sales of $466.1 million, the Company’s facilities include a company-owned Class 1 wafer fab dedicated to the manufacture of power products in Santa Clara, California, and a Class 1 wafer fab located in Itzehoe, Germany utilized under a lease arrangement. The Company’s products are also fabricated by subcontractors in Japan, Germany, China, Taiwan, and the United States. Assembly and test facilities include a company-owned facility in Taiwan, a joint venture in Shanghai, China, and subcontractors in the Philippines, China, Taiwan and Israel.